UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

TOREADOR RESOURCES CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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January 27, 2012

Dear Toreador Stockholder:

We recently mailed to you a proxy statement/prospectus requesting your support of the proposed merger between the Toreador and ZaZa Energy, LLC at a special meeting of the Company’s stockholders scheduled for February 15, 2012. Stockholders are urged to read the entire joint proxy statement/prospectus carefully.

Please Vote Your Toreador Shares Today!

Regardless of the number of shares you own your vote is very important. Approval of the merger requires the affirmative vote of holders of a majority of all of the outstanding shares of Toreador common stock. The failure to vote will have the same effect as a vote against the merger. Please return the enclosed proxy card in the postage-paid envelope provided. You may also vote your shares by telephone or internet by following the instructions on the proxy card.

The board of directors of Toreador unanimously supports the combination of Toreador and ZaZa and recommends that you vote “FOR” the approval of the merger agreement.

Since August 9, 2011, the trading day prior to the announcement of the proposed merger with ZaZa Energy, LLC, Toreador’s common stock price has increased over 44%.

The combination of Toreador and ZaZa is expected to have compelling strategic and financial benefits to the combined company and its stockholders. Among these benefits are, but not limited to, the following:

•

Diversified Oil and Gas Interests. The proposed transaction will result in a combined company with a portfolio of oil and gas interest that is diversified beyond the Paris Basin to include U.S. oil and gas interests in the shale plays of the Eagle Ford core and the Eagle Ford eastern extension.

•

Increase near term production. It is expected that production in the Eagle Ford shale alone will reach approximately 1,600 barrel of oil equivalent per day (boe/d) in 2012 and reach approximately 8,750 (boe/d) in 2016.

Toreador Resources Corporation  .  5 rue Scribe  .  75009 Paris, France

Tel +33 1 47 03 34 24    .    Fax +33 1 47 03 33 71    .    www.toreador.net

•

Strengthened Operations Teams and Operational Capability. The new company will benefit from ZaZa’s team of professionals who have an average of 25 years of experience and have completed over 6,000 horizontal wells.

Your vote is important. Please take the time TODAY to ensure that your shares are represented at the Special Meeting of Stockholders.

If you need assistance in voting your shares or have questions regarding the special meeting, please contact MacKenzie Partners, Inc., Toreador’s proxy solicitor, at (800) 322-2885 (toll-free) or (212) 929-5500 (collect), or by email at proxy@mackenziepartners.com.

We thank you for your continued support.

Sincerely,

Craig M. McKenzie

President and Chief Executive Officer

If you have questions or need assistance in voting your shares, please contact:

105 Madison Avenue

New York, New York 10016

(212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

Toreador Resources Corporation  .  5 rue Scribe  .  75009 Paris, France

Tel +33 1 47 03 34 24    .    Fax +33 1 47 03 33 71    .    www.toreador.net